Exhibit 23.1

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants
Member of	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810
Alliance of worldwide accounting firms	Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 3 to a Registration Statement on Form S-1 pertaining to the registration of 1,000,000 shares of common stock of Vecast, Inc., of our report dated December 17, 2012 with respect to the financial statements of Vecast, Inc. for the years ended December 31, 2011 and 2010. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

 /s/ Patrizio  & Zhao, LLC

Parsippany, New Jersey
December 18, 2012